October 23, 1995

      Northstar Technical, Inc.
      80 Glencoe Drive
      P.O. Box 13458
      St John', N.F.
      A1B4B8

      RE: Technology Enhancement of the NETMIND System, PC Based
          Deck Unit, RDA #04132E

      We are pleased to advise you that your proposal for the above-referenced project has been approved for support under the NRC Industrial Research Assistance Program (IRAP).

      You will find enclosed two copies of the Contribution Agreement. Please have a duly authorized officer of your Firm sign both copies and return one to:

           National Research Counci
           136 Crosbie Pond
           St .Iohn's N.F.
           A1B 3K3
      You will also find enclosed claim statement forms:

      For refernece purposes, the project no. 04132E should be used on all future correspondence relating to this project.

      For matters pertaining to this Agreement, please contact
      David K Bailey at (709)772-5228.

      Yours Sincerely,
      /s/ David W. Rideout
      Regional Director

      Enclosures


CONDITIONS OF CONTRIBUTIONS:

This Contribution Agreement is conditional upon the Firm's adherence to all conditions set out below. A breach of any of the following conditions, or a submission to NRC of falsr or misleading information is grounds for suspension or immediate termination of NRC's Financal assistance to the project, in addition to any other action permitted by law. NRC will notify the Firm, in writting, of any such suspension or termination. Failure on the part of NRC to act on any breach does not constitute a waiver of NRC's right to act on that or any other breach of the following conditions:

 1. The Firm must undertake the project as described in the Statement of Work. Any significant of change proposed in relation to anything that is written in the Statementof Work or the Basis of Payment requires an amendment to this agreement signed by both the Firm and NRC.

2. The Firm must submit reports and claims to NRC as specified in the Basis of Payment. Payment of claims is contingent upon receipt of reports.

3. The Firm must notify NRC in writing if it seeks or receives financial assistance for the project from a government at any level, beyond that disclosed in the Firm's proposal for the project. In Such cases, NRC reserves ttne right to reduce the amount of its contribution to the project.

4.The Firm must maintain adequate records of the research conducted for the project and of direct and indirect costs incurred on the project. Upon reasonable written notice by NRC, the Firm must take such records available to authorized representatives at NRC for inspection, auditing, or copying, and must permit authorized representatives of NRC to have access to the Firm's facilities and personnel for the purpose of inspection and interviewing. The Firm must obtain an audit of the project from an external auditor upon the request of NRC. The auditor is required to follow "Instructions for "External Auditors" which will be supplies by NRC. This clause 4 remains in effect for 2 years after the termination of the project.

5. inc tirm mus-, rtaintain data relating to the economic benefits traceable to the project for at least the first five years of their commercial significance to the Firm, and pro--ude NRC with such data upon recuest.

6. The Firm must demonstrate, to the satisfaction of NRC, acceptable performance of the project and capability of continuing the project. The Firm must permit NRC to inspect the facilities used by the Firm in connection with the project, and to discuss the project with IRAP-supported personnel.

7. The Firm must contributed its agreed portion of the total project costs. If the Firm has not contributed its share as agreed in the Basis of of Payment, or if the funds were not spent as intended, NRC shall be entitled to claim a refund up to the percentage by which the Firm's contribution has fallen short of the agreed amount.

8.The Firm must make reasonable efforts to protect intellectual property arising from the project, If a patent appears possible but tha Firm does not want to apply for it the Firm must offer to assign ownership of the invention to NRC, without charge.

 9. The Firm must obtain prior written consent from NRC if, at any time during the project or within five years after the end of the project the Firm intends:
        (a) to enter into third party agreernents that would limit the Firm's control of the results derived from the project,
        (b) to do part of the project outside Canada,
        (c) to manufacture using the results of the project outside Canada, or
        (d) to sell, assign, transfer, or otherwise dispose of any rights to intellectual property arising out of the project to any person or organization Outside Canada, or to any government other than the Government of Canada.

10. The Firm must indicate in writing, or by a clear label, the confidentiality of any specific information which it wishes' to be treated as confidential by NRC. Protection from third-party access to confidential business information supplied to NRC is provided by the federal Access to information Act.

11.The Firm must provide to NRC the names of employees and major shareholders who were formerly employed in the federal public service at or above the Senior Manager Level, with a written confirmation of compliance with the post-employment provisions of the federal
   "Conflict of Interest and Post Employment Code", No member of the House of Commons shall be admitted to any share or part of this agreement or to any resulting benefit.

12.The Firm must maintain environmental protection measures in relation to the project that satisfy the requirement of all relevant regulatory bodies. The Firm must comply with protocols that have been established in relation to aspects of the project involving human subjects, animals, and biohazardous material.

13.This agreement terminates immediately if the Firm ceases operations, assigns its rights under this agreement, enters into receivership, or becomes insolvent or bankrupt.

14.The Firm must indemnify NRC in respect of any claim against NRC by a third party resulting directly or indirectly from the project. The
  Firm must not take action against NRC for failure or delay in performance caused by circumstances beyond NRC's reasonable control, nor for incorrectness of data supplied,advice given, or opinions expressed in relation to the project.

15.Either party may terminate this agreement for any reason, by giving the other party notice in writing. A notice given by NRC must allow at l least two months before the termination. The Firm shall have no obligation to NRC to work on the project after notice is given or received, and NRC shall not reimburse costs incurred subsequent to the termination date, nor any costs incurred at a rate greater than the typical rate before the notice was given. Any termination is without prejudice to the rights and obligations of the parties which have accrued before termination, and the obligations to protect intellectual property and submit reports continue.


 CONTRIBUTION AGREEMENT
Project Number: 04732E
Between: National Research Council of Canada
         136 Crosbie Road
         St. John's, NF A1B 3K3
AND: Northstar Technical Inc.
     8O Glencoe Drive
     P.O. Box 13458
     St. John's, NF
     A1B 4B5

(herein called the Firm)

1. This agreement comes into effect on the 25th day of September 1995 and terminates on the 12th day of March, 1996.

2. The NRC agrees to contribute up to a maximum of $36,500 for research and development undertaken by the Firm as described in the attached Statement of Work and in accordance with the attached Basis of Payment and Conditions of Contribution.

3. The Firm agrees to undertake the work described in the Statement of Work and understands and accepts all the Conditions of Contribution.

4 This agreement shall become null and void if not signed and returned to NRC within thirty (30) days ot the effective date.


  National Research Council of Canada
 /s/ David Rideout
     Regional Director, Newfoundland  Date: Oct. 23, 1995


 Firm Northstar Technical, Inc        Date: Oct. 23, 1995
 /s/ James Radford
     Operations Manager